Exhibit 99.1

NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante(investors/media)	Justin Jackson (media)
Wendy Mensch (media)	Nicki Kahner (investors)
631-962-2000	(212) 213-0006
OSI Pharmaceuticals Announces Second Quarter 2006 Financial Results
MELVILLE, NY — August 7, 2006 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today its financial results for the second quarter of 2006. The Company reported total revenues of $102.0 million for the three months ended June 30, 2006, an increase of $67.3 million (or 194%) compared to revenues of $34.6 million for the same period last year. Revenues increased $164.7 million (or 307%) to $218.4 million for the six months ended June 30, 2006 compared to revenue of $53.7 million for the same period last year. The increase was primarily due to the growth in revenues arising from worldwide Tarceva® (erlotinib) sales, and the addition of Macugen® (pegaptanib sodium injection)-related revenue streams. Total worldwide net sales of Tarceva reported by the Company’s collaborators for Tarceva, Genentech, Inc. and Roche, were $157 million and $289 million for the three and six months ended June 30, 2006, respectively. Total U.S. Macugen sales were $36.7 million and $87.2 million for the three and six months ended June 30, 2006, respectively.
The Company reported a net loss of $319.9 million (or $5.62 per share) for three months ended June 30, 2006, compared with a net loss of $24.5 million (or $0.48 per share) for the comparable prior year period. The current quarter included a one-time estimated impairment charge of $319 million related to the goodwill acquired in connection with the November, 2005 acquisition of Eyetech Pharmaceuticals, Inc. The quarter also included a one-time $22 million extraordinary gain resulting from the reversal of contingent value rights associated with the Company’s acquisition of Cell Pathways, Inc. On an adjusted basis, the Company reported a net loss of $10.1 million (or $0.18 per share) for three months ended June 30, 2006, compared to a net loss of $19.6 million (or $0.38 per share) a year ago.
Impairment Charge Related to the Eyetech Acquisition
The Company has determined that its eye disease business operates as a separate business segment for purposes of evaluating goodwill and that as a result of recent developments relating to Macugen and the age-related macular degeneration (AMD) marketplace it was required to assess the value of the $319 million of goodwill recorded in connection with the acquisition of Eyetech. Goodwill in the acquisition was largely associated with expectations of future revenues from new products arising from Eyetech’s research capabilities. In response to declining Macugen revenues and developments in the AMD marketplace —

including the widespread off-label use of a competitive anti-VEGF therapy and the recent launch of a second competitor product — the Company has chosen to suspend or curtail research activities in the eye disease area. Because there can be no guarantee that these research activities will resume, the Company has taken a one-time estimated impairment charge of $319 million reflecting the full value of the goodwill. This estimate will be finalized in the third quarter. Also during the quarter, the Company reaffirmed that the value attributed to the Macugen rights recorded at the time of the acquisition is not impaired, based on the Company’s view of the long-term sales expectations for Macugen.
Total revenues are comprised of the following key items:
•	Net revenues from the unconsolidated joint business for Tarceva of $39.2 million and $74.9 million for the three and six months ended June 30, 2006, respectively, compared to $21.7 million and $33.4 million for the comparable prior year periods. These revenues resulted from the Company’s co-promotion arrangement with Genentech. The net revenues were based on total U.S. Tarceva net sales of $103 million and $196 million for the three and six months ended June 30, 2006, respectively, compared to $70 million and $118 million for the comparable prior year periods;

•	Macugen sales in the U.S. and its territories of $36.7 million and $87.2 million for the three and six months ended June 30, 2006, respectively. The Company began recording Macugen sales in the fourth quarter of 2005 following the acquisition of Eyetech Pharmaceuticals, Inc.;

•	Royalty revenues from Roche, the Company’s international partner for Tarceva, of $10.9 million and $18.9 million for the three and six months ended June 30, 2006, respectively, compared to less than $1.0 million for the comparable prior year periods. The royalty revenues were based on total rest of world net sales of $54 million and $94 million for the three and six months ended June 30, 2006, respectively, compared to less than $3 million for the comparable prior year periods;

•	Other revenue totaling $14.8 million compared to $12.3 million for the three months ended June 30, 2006 and 2005, respectively, including sales commissions from oncology sales of Novantrone®, license fees, milestones, and collaborative program revenues; and

•	In May 2006, the Company received a $35 million milestone payment from Pfizer Inc. upon the first sale of Macugen in Europe, which is being amortized for revenue recognition purposes.
On a GAAP basis, including the $319 million impairment charge related to goodwill, total operating expenses for the three months ended June 30, 2006 were $443.1 million, an increase of $382.3 million compared to $60.8 million for same period last year. Cost of goods sold increased $13.9 million to $15.7 million from $1.7 million, with the increase associated with the supply of both Macugen and Tarceva. Pfizer’s gross profit share from U.S. sales of Macugen was $15.7 million and was shown in operating expenses for 2006 as a new expense following the completion of the Eyetech acquisition. Research and development expense increased by $15.9 million to $46.3 million for the three months ended June 30, 2006 and includes both transitional and on-going Eyetech research and development expense and increased expenditures on the Tarceva development program conducted in collaboration with Genentech and Roche and equity based compensation. Partially offsetting these increases were declines in expenses for diabetes and non-Tarceva related oncology indications. Selling, general and administration expenses increased $19.7 million to $41.0 million primarily driven by the expenses associated with the Company’s eye disease commercial organization and equity based compensation.
On an adjusted basis, operating expenses were $111.2 million for the three months ended June 30, 2006, compared to $55.9 million for the comparable prior year period, and exclude purchase accounting adjustments, merger-related costs, the impairment charge related to goodwill and certain other significant items. For the three months ended June 30, 2006, both GAAP and adjusted basis expenses include $6.6 million of equity based compensation expense.
One-time Extraordinary Gain from Reversal of Contingent Value Right
In connection with the 2003 acquisition of Cell Pathways, OSI recognized a contingent consideration ($22.0 million) in the form of five-year contingent value rights through which each share of Cell Pathways’ common stock would be eligible for an additional 0.04 share of OSI common stock in the event of a filing of a new drug application by June 12, 2008 for either OSI-461 or Aptosyn®, the two clinical candidates acquired from Cell Pathways. OSI previously announced that it had ceased its development efforts of these two clinical candidates and has been seeking and continues to seek a development partner for these candidates through out-licensing efforts. OSI has concluded that, in its judgment, the milestone will not be met based upon the current status and the technical hurdles for filing a new drug application by June 2008. Accordingly, the Company reversed the liability and recorded an extraordinary gain of $22.0 million for the three months ended June 30, 2006.
The accompanying table details the charges excluded in the calculation of the Company’s adjusted amounts and includes adjustments for the one-time extraordinary gain together with purchase accounting adjustments, merger related costs and other significant items. Management believes that these charges are not reflective of the Company’s normal on-going operations. The adjusted financial results can assist in making meaningful period-over-period comparisons and in identifying operating trends that could otherwise be masked or distorted by the items subject to the adjustments. Management uses the adjusted results internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes these results are useful to others in analyzing operating performance and trends of the Company. A reconciliation to reported U.S. GAAP amounts is provided in the table accompanying this report. The adjusted amounts are not, and should not be viewed as, substitutes for U.S. GAAP amounts.
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on August 8, 2006 at 8:00AM (Eastern Time). To access the live call or the fourteen-day archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call

1-888-202-2422 (U.S.) or 1-913-981-5592 (international) to listen to the call. Telephone replay is available approximately two hours after the call through August 22, 2006. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 2334317.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer, eye diseases and diabetes. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States and Europe for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

	Three Months Ended June 30,		Six Months Ended June 30,
Consolidated Statements of Operations	2006	2005	2006	2005
(In thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Net revenue from unconsolidated joint business	$39,211	$21,707	$74,866	$33,428
Product sales	37,000	228	87,894	576
Royalties on product sales	10,991	416	19,024	499
Sales commissions	2,281	7,339	9,419	13,968
License, milestone and other revenues	5,364	4,939	14,141	5,225
Collaborative agreement revenues	7,128	—	13,073	—

Total revenues	101,975	34,629	218,417	53,696

Expenses:
Cost of goods sold	15,667	1,749	39,223	2,172
Collaborative profit share	15,729	—	36,183	—
Research and development	46,304	30,360	89,985	57,309
Acquired in-process research and development	—	3,542	—	3,542
Selling, general and administrative	41,022	21,371	81,335	44,402
Goodwill impairment	319,391	—	319,391	—
Amortization of intangibles	4,977	3,802	9,951	7,605

Total expenses	443,090	60,824	576,068	115,030

Loss from operations	(341,115)	(26,195)	(357,651)	(61,334)
Other income (expense):
Investment income — net	1,915	4,133	3,399	8,170
Interest expense	(1,915)	(1,219)	(3,766)	(2,438)
Other expense — net	(860)	(1,257)	(1,812)	(1,440)

Net loss before extraordinary gain	(341,975)	(24,538)	(359,830)	(57,042)
Extraordinary gain net of tax	22,046	—	22,046	—

Net loss	$(319,929)	$(24,538)	$(337,784)	$(57,042)

Basic and diluted net loss per common share:
Loss before extraordinary gain	$(6.00)	$(0.48)	$(6.33)	$(1.11)
Extraordinary gain net of tax	0.39	—	0.39	—

Net loss	$(5.62)	$(0.48)	$(5.94)	$(1.11)

Weighted average shares of common stock outstanding	56,962	51,313	56,889	51,205

Condensed Consolidated Balance Sheet	June 30,	December 31,
(In thousands)	2006	2005 *
	Unaudited
Cash and investment securities (including restricted investments)	$203,815	$179,606

Total assets	$721,337	$1,058,582

Total stockholders’ equity	$256,440	$578,466

* Condensed from audited financial statements.

OSI Pharmaceuticals, Inc. and Subsidiaries
Reconciliation From Reported Net Loss and Reported Loss Per Share to Adjusted Loss Per Share
Unaudited
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Reported net loss	$(319,929)	$(24,538)	$(337,784)	$(57,042)
Purchase accounting adjustments	10,616	3,542	26,303	3,542
Merger related costs	1,598	1,380	4,248	1,380
Other significant items	297,585	—	299,950	1,780

Adjusted net loss	$(10,130)	$(19,616)	$(7,283)	$(50,340)

Reported basic and diluted loss per common share	$(5.62)	$(0.48)	$(5.94)	$(1.11)
Purchase accounting adjustments	0.19	0.07	0.46	0.07
Merger related costs	0.03	0.03	0.07	0.03
Other significant items	5.22	—	5.27	0.03

Adjusted basic and diluted loss per common share	$(0.18)	$(0.38)	$(0.13)	$(0.98)

Adjusted net loss and adjusted diluted per share shown above	Three Months Ended June 30,		Six Months Ended June 30,
include the following:	2006	2005	2006	2005
Purchase accounting adjustments:
Sale of acquired inventory written up to fair value (a)	$6,090	$—	$17,251	$—
Intangible amortization (b)	4,526	—	9,052	—
Acquired IPR&D Prosidion buyout (c)	—	3,542	—	3,542

Total purchase accounting adjustments	10,616	3,542	26,303	3,542

Merger related costs:
Restructuring costs (d)	1,598	—	4,248	—
Buyout of Prosidion options (e)	—	1,380	—	1,380

Total merger related costs	1,598	1,380	4,248	1,380

Other significant items:
Goodwill Impairment (f)	319,391	—	319,391	—
Facility related restructuring charges (g)	240	—	2,605	1,780
Extraordinary gain (h)	(22,046)	—	(22,046)	—

Total other significant items	297,585	—	299,950	1,780

Total adjustments	$309,799	$4,922	$330,501	$6,702

(a)	Represents the excess of the fair value over historical cost related to the sale of Macugen inventory written up to fair value in the acquisition of Eyetech Pharmaceuticals, Inc. in November 2005.

(b)	Represents the amortization of the Macugen intangible assets recognized with the acquisition of Eyetech Pharmaceuticals.

(c)	Represents an in process R&D charge for the acquisition of the minority interest of Prosidion Limited in April of 2005.

(d)	Represents a charge for severance related to planned Eyetech workforce reductions of $1,213 included in R&D and $385 included in SG&A for the three months ended June 30, 2006. Represents a charge for severance related to planned Eyetech workforce reductions of $3,148 included in R&D and $1,100 included in SG&A for the six months ended June 30, 2006.

(e)	Represents a charge for the buyout of Prosidion options ($577 included in R&D and $803 included in SG&A).

(f)	Represents goodwill impairment charge in connection with the assessment of Eyetech related goodwill.

(g)	Represents facility restructuring charges included in SG&A.

(h)	Represents an extraordinary gain recognized as a result of the reversal of the contingent consideration recorded in the Cell Pathways, Inc. acquisition which will not be paid.
Reconciliation of adjusted operating expenses included in the text of this press release.
Adjusted operating expenses of $111.2 million for the three months ended June 30, 2006 excluded from the reported expenses of $443.1 million the $309.8 million of the adjustments shown above less the extraordinary gain of $22.0 million. Adjusted operating expenses of $55.9 million for the three months ended June 30, 2005 excluded from the reported expenses of $60.8 million the $4.9 million adjustment shown above.